Exhibit 4.1(k)
                           SECOND AMENDMENT AND WAIVER
                               TO CREDIT AGREEMENT

         SECOND AMENDMENT AND WAIVER, dated as of this 23rd day of December, 2003 (this "Amendment and Waiver") to the Amended and Restated Credit Agreement, dated as of September 10, 2002, as amended by the Amendment and Waiver dated as of May 14, 2003 (as it may be further amended, restated, modified or otherwise supplemented, from time to time, the "Credit Agreement"), by and between GLOBAL PAYMENT TECHNOLOGIES, INC. (the "Company") and JPMORGAN CHASE BANK (the "Lender").

         WHEREAS, the Company has requested and the Lender has agreed, subject to the terms and conditions of this Amendment and Waiver, to waive and amend certain provisions of the Credit Agreement as set forth herein; and

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto agree as follows:

1.       Waivers.
         -------

         (a) Compliance with Section 7.13(a) of the Credit Agreement is hereby waived for the fiscal periods from (i) July 1, 2003 through September 30, 2003 and (ii) October 1, 2003 through December 31, 2003 to permit Consolidated Tangible Net Worth to be less than $12,300,000 during such periods; provided, however, Consolidated Tangible Net Worth was not less than $11,783,000 at any time during the period from July 1, 2003 through September 30, 2003.

         (b) Compliance with Section 7.13(d) of the Credit Agreement is hereby waived for the fiscal quarter ended September 30, 2003 and the fiscal quarter ending December 31, 2003 to permit Consolidated Interim EBIT to be less than ($650,000) during such periods; provided, however, Consolidated Interim EBIT (i) was not less than ($2,450,000), for the fiscal quarter ended September 30, 2003, and (ii) will not be less than ($1,352,000), for the fiscal quarter ending December 31, 2003.

         (c) Compliance with Section 7.13(f) of the Credit Agreement is hereby waived for the periods from (i) July 1, 2003 through September 29, 2003 and (ii) September 30, 2003 through December 31, 2003 to permit the ratio of Consolidated Quick Assets to Consolidated Current Liabilities to be less than 1.25:1.00 and 1.30:1.00, respectively, during such periods; provided, however, such ratio was not less than 1.29:1.00 at any time during the period commencing July 1, 2003 through September 30, 2003.

2.       Amendments.
         -----------

         (a) Notwithstanding anything to the contrary herein, the Company's option to convert Alternate Base Rate Loans to Adjusted Libor Loan or Quoted Rate Loans shall be terminated.

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

All provisions of the Credit Agreement referring to Adjusted Libor Loans and Quoted Rate Loans shall be null and void and without effect.

         (b) The definition of "Revolving Credit Commitment" in Section 1.01 of the Credit Agreement is hereby amended by deleting the reference to the amount "$2,000,000" and inserting the amount $1,200,000" in place thereof.

         (c) The definition of "Revolving Credit Commitment Termination Date" in Section1.01 of the Credit Agreement is hereby amended and restated in its entirety to provide as follows:

                  "Revolving Credit Commitment Termination Date" shall mean December 31, 2004.

         (d) Section 1.01 of the Credit Agreement is further amended by adding the following new definitions in their appropriate alphabetical order:

                  "Blocked Account" shall have the meaning set forth in Section 10.01(a) hereof.

                  "Company's Account" shall have the meaning set forth in
                  Section 10.04 hereof.

                  "Compliance Date" shall mean March 31, 2004, provided that if a Take-out Commitment shall have been issued and is in effect on such date, "Compliance Date" shall mean any date thereafter in the event that such Take-out Commitment shall expire or shall be rescinded.

                  "Consolidated Capital Expenditures" shall mean additions to property and equipment of the Company and the Guarantors, which, in conformity with Generally Accepted Accounting Principles, are included as "additions to property, plant or equipment" or similar items (including, without limitation, Capital Leases) which would be reflected in the consolidated statement of cash flow of the Company and the Guarantors.

                  "Customer" shall mean and include the account debtor or obligor with respect to any Account.

                  "Effective Date" shall mean December 23, 2003.

                  "Eligible Receivables" shall mean all Receivables of the Company other than those Receivables which are more than sixty
                  (60) days past the invoice due date.

                  "GPT Australia" shall mean Global Payment Technologies Australia Pty. Ltd.

                  "GPT Australia Receivables" shall mean those accounts receivable owing to GPT Australia for goods shipped to Aristocrat Technologies Australia Pty. Ltd. which are insured

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

                  by credit insurance issued by the Export-Import Bank of the United States on terms and conditions satisfactory, in all respects, to the Lender.

                  "Insured Receivables" shall mean those Receivables which are insured by credit insurance issued by the Export-Import Bank of the United States on terms and conditions satisfactory, in all respects, to the Lender.

                  "Lockbox" shall have the meaning set forth in Section 10.01(a) hereof.

                  "Take-out Commitment" shall mean a written commitment of a bank, other financial institution or other lender that is accepted by the Company to provide funds to the Company with which the Company may refinance its Loans owing to the Lender.

                  "Total Outstandings" shall mean, on any date of determination, the sum of the Aggregate Outstandings plus the outstanding principal balance of the Term Loan at such time.

         (e) Section 3.01(a) of the Credit Agreement is hereby amended and restated in its entirety to provide as follows:

                  "(a) Each Alternate Base Rate Loan shall bear interest for the period from the date hereof on the unpaid principal amount thereof at a fluctuating rate per annum equal to the Alternate Base Rate plus (i) one and one-half percent (1.50%), during the period from the Effective Date through and including February 29, 2004, (ii) three and one-half percent (3.50%), during the period from March 1, 2004 through and including April 30, 2004, (iii) five and one-half percent (5.50%) at any time on or after May 1, 2004, provided that, in the event that the Company shall obtain a Take-out Commitment by February 29, 2004, the increase in the interest rate margin as described in subsections (ii) and (iii) above shall not be implemented, but rather the interest rate margin described in subsection (i) above shall remain in effect; provided further that if such Take-out Commitment shall expire or be rescinded, the rate of interest applicable to Alternate Base Rate Loans shall be equal to the Alternate Base Rate plus five and one-half percent (5.50%) per annum.

         (f) Section 3.10 of the Credit Agreement is hereby amended by adding the following sentence at the end thereof:

                  "Notwithstanding the foregoing, at any time following the Compliance Date (a) the Company authorizes the Lender to apply monies deposited in the Blocked Account to reduce the Aggregate Outstanding in accordance with Section 10.01 hereof and (b) all cash requirements of the Company shall be funded through the Blocked Account."

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

         (g) Section 6.03(b) of the Credit Agreement is hereby amended to delete the reference therein to the phrase "45 days" on the first line thereof and to replace it with the amount "30 days".

         (h) Section 6.03 of the Credit Agreement is hereby further amended to
(i) delete the period at the end of subsection (k) and replace it with "; and" and (ii) add the following new subsections at the end thereof as follows:

                  (l) as soon as available, but in any event not later than 15 days after the end of each month of each fiscal year of the Company, a copy of the unaudited interim consolidated balance sheet of the Company and its Subsidiaries as of the end of each such month and the related unaudited interim consolidated statements of income, shareholders equity and cash flow for such month, in each case prepared by the Chief Financial Officer and accompanied by a certificate executed by the Chief Financial Officer to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with Generally Accepted Accounting Principles consistently applied;

                  (m) as soon as available but in any event not later than 5 days after the end of each week of each fiscal year of the Company, consolidated cash flow projections for the Company and its consolidated Subsidiaries prepared on a week-by-week basis for the 13 weeks following the date of preparation thereof and setting forth any deviations in such projections from the projections previously provided to the Lender, in form and substance satisfactory to the Lender, all prepared in accordance with Generally Accepted Accounting Principles consistently applied; and

                  (n) as soon as available and in any event within 10 days after the end of each month, or more frequently as may be required by the Lender, a detailed aged accounts receivable schedule and accounts payable schedule, each prepared on a consolidated basis with respect to the Company and its Subsidiaries, all in form and substance satisfactory to the Lender.

         (i) Section 6.04 of the Credit Agreement is hereby amended by adding the following sentence at the end thereof:

                  "The Company acknowledges and agrees that the Lender or any of its agents or representatives may visit the properties of the Company, at any time and from time to time, to conduct a review and audit of the Company's assets, including, without limitation the Receivables, on terms and conditions satisfactory to the Lender, the costs, expenses and charges for which shall be paid by the Company in accordance with
                  Section 9.03 of the Credit Agreement."

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

          (j) Article VI of the Credit Agreement is hereby amended to added the following new Section 6.16 and Section 6.17 at the end thereof:

                  SECTION 6.16. Blocked Account/Lockbox Account. In the event that the Company shall fail to obtain a Take-out Commitment by March 31, 2004, execute and deliver to the Lender a Lockbox Agreement, Blocked Account Agreement and such other documents and agreements as the Lender may require in order to establish the Lockbox Account and the Blocked Account by April 15, 2004, in accordance with Article X hereof. In addition, at any time following the Compliance Date, the Company shall comply with the provisions of Article X hereof.

                  SECTION 6.17. GPT Australia Receivables. Deliver to the Lender, as soon as possible and in any event within thirty
                  (30) days from the Effective Date, evidence satisfactory to the Lender, in its sole discretion, that the Export-Import Bank of the United States has agreed to make all payments under the credit insurance policy covering the GPT Australia Receivables which may become due to GPT Australia directly to the Lender.

         (k) Section 7.02 of the Credit Agreement is hereby amended to delete subsections "(d)", "(e)" and "(f)" therefrom.

         (l) Section 7.13 of the Credit Agreement is hereby amended and restated in its entirety to provide as follows:

(a) Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth to be less than $9,600,000 at the end of any calendar month.

(b) Consolidated EBITDA. Permit Consolidated EBITDA to be less than the amount set forth below opposite the applicable month or fiscal quarter ending:

                           Determination Date                            Amount
                           ------------------                            ------

                           January 31, 2004                           ($370,000)
                           February 29, 2004                          ($257,000)
                           Fiscal quarter ending  March 31, 2004      ($367,000)
                           April 30, 2004                             ($221,000)
                           May 31, 2004                               ($113,000)
                           Fiscal quarter ending June 30, 2004        ($95,000)
                           July 31, 2004                              ($218,000)
                           August 31, 2004                            ($112,000)
                           Fiscal quarter ending September 30, 2004   ($108,000)

                  (c) Consolidated Capital Expenditures. Permit Consolidated Capital Expenditures to exceed $50,000, in the aggregate, for any fiscal quarter of the Company.

         (m) Article VIII of the Credit Agreement is hereby amended by (i) adding the word "or" immediately following subsection "(n)" thereof and (ii) adding the following new subsection "(o)" immediately following subsection "(n)" thereof:

                  "(o) the sum of the amount of (i) the Insured Receivables plus
                  (ii) the GPT Australia Receivables shall, at any time, fail to be equal to or greater than one (1.00) times the Aggregate Outstandings at such time; or

                  (p) the amount of the Company's Eligible Receivables shall, at any time, fail to be equal to or greater than two (2) times the Total Outstandings at such time;

         (n) The Credit Agreement is further amended by adding the following new
Article X at the end thereof as follows:

                                    ARTICLE X
                      MANAGEMENT, COLLECTION AND STATUS OF
                        RECEIVABLES AND OTHER COLLATERAL

         SECTION 10.01. Collection of Receivables; Management of Collateral. (a) On or prior to the Compliance Date, the Company will, at its own cost and expense, (i) arrange for remittances on Receivables to be made directly to a post office box under the Lender's sole dominion and control established by the Company (the "Lockbox"), and (ii) promptly deposit all payments received by the Company on account of Receivables, whether in the form of cash, checks, notes, drafts, bills of exchange, money orders or otherwise, into a blocked account under the Lender's sole dominion and control established by the Company at the Lender (the "Blocked Account"), in precisely the form received (but with any endorsements of the Company necessary for deposit or collection), subject to withdrawal by the Lender only, as hereinafter provided, and until such payments are deposited, such payments shall be deemed to be held in trust by the Company for and as the Lender's property and shall not be commingled with the Company's other funds. All remittances and payments that are deposited in the Blocked Account will be applied by the Lender to reduce the Aggregate Outstandings of the Loans owing to the Lender and for cash requirements of the Company, subject to final collection in cash of the item deposited and subject to the assessment of a one day collection charge. The Lender may charge the Company's account for the amount of any item of payment which is returned to Lender unpaid or otherwise dishonored. The Lender shall not be required to deposit any check which bears the legend "Payment in Full" or words of similar import, unless the Company shall have previously informed the Lender to accept such check.

         Upon the occurrence of an Event of Default following the Compliance Date, the Lender may send a notice of assignment and/or notice of the security interest in favor of the Lender to any and all Customers or any third party holding or otherwise concerned with any of the collateral, and thereafter the Lender shall have the sole right to collect the Receivables and/or take possession of the collateral and the books and records relating thereto. The Company shall not, without the Lender's prior written consent, grant any extension of the time of payment of any Account, compromise or settle any Account for less than the full amount thereof, release, in whole or in part, any person or property liable for the payment thereof, or allow any credit or discount whatsoever thereon except, prior to the occurrence and continuance of an Event of Default, as permitted by Section 10.03 hereof.

         (b) (i) The Company hereby constitutes the Lender or the Lender's designee as the Company's attorney-in-fact with power to endorse the Company's name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or collateral that may come into possession; to sign the Company's name on any invoice or bill of lading relating to any Receivables, drafts against Customers, assignments and verifications of Receivables and notices to Customers; to send verifications of Receivables; upon the occurrence of an Event of Default, to notify the Postal Service authorities to change the address for delivery of mail addressed to the Company to such address as the Lender may designate; and to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission, for any error of judgment or for any mistake of fact or law, provided that the Lender or its designee shall not be relieved of liability to the extent it is determined by a final judicial decision that its act, error or mistake constituted gross negligence or willful misconduct. This power of attorney being coupled with an interest is irrevocable until all of the Obligations are finally and indefeasibly paid in full and this Agreement and the right to request Loans hereunder is terminated.

         (ii) The Lender, without notice to or consent of the Company, upon the occurrence and during the continuance of an Event of Default after the Compliance Date, (A) may sue upon or otherwise collect, extend the time of payment of, or compromise or settle for cash, credit or otherwise upon any terms, any of the Receivables or any securities, instruments or insurance applicable thereto and/or release the obligor thereon; (B) is authorized and empowered to accept the return of the goods represented by any of the Receivables; and (C) shall have the right to receive, endorse, assign and/or deliver in its name or the name of the Company, any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and the Company hereby waives notice of presentment, protest and non-payment of any instrument so endorsed.

         (c) Nothing herein contained shall be construed to constitute the Company as agent of the Lender for any purpose whatsoever, and the Lender shall not be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the collateral wherever the same may be located and regardless of the cause thereof (except to the extent it is determined by a final judicial decision that the Lender's act or omission constituted gross negligence or willful misconduct). The Lender shall not, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof or for any damage resulting therefrom (except to the extent it is determined by a final judicial decision that the Lender's error, omission or delay constituted gross negligence or willful misconduct). The Lender does not, by anything herein or in any assignment or otherwise, assume the obligations of the Company under any contract or agreement assigned to the Lender, and the Lender shall not be responsible in any way for the performance by the Company, of any of the terms and conditions thereof.

         (d) If any of the Receivables includes a charge for any tax payable to any governmental tax authority, the Lender is hereby authorized (but in no event obligated) in its discretion, to pay the amount thereof to the proper taxing authority for the account of the Company, and to charge the Company's Account therefor. The Company shall notify the Lender if any Receivables include any tax due to any such taxing authority and, in the absence of such notice, the Lender shall have the right to retain the full proceeds of such Receivables and shall not be liable for any taxes that may be due from the Company, by reason of the sale and delivery creating such Receivables; provided, that the Company may request a Revolving Credit Loan, subject to and in accordance with the provisions of Section 2.01 hereof, in order to fund the payment of such tax obligations.

         SECTION 10.02. Receivables Documentation. The Company will, in addition to the monthly detailed accounts receivable agings delivered pursuant to this Agreement, at such intervals as the Lender may require, furnish such further schedules and/or information as the Lender may require relating to the Receivables, including, without limitation, sales invoices and receivables reconciliations. In addition, the Company shall notify the Lender of any non-compliance in respect of the representations, warranties and covenants contained in Section 10.03 hereof. The items to be provided under this Section 10.02 are to be in form satisfactory to the Lender and are to be executed and delivered to the Lender from time to time solely for its convenience in maintaining records of and monitoring of the collateral; the Company's failure to give any of such items to the Lender shall not affect, terminate, modify or otherwise limit the Lender's Lien or security interest in the collateral.

         SECTION 10.03. Status of Receivables and Other Collateral. The Company covenants, represents and warrants to the Lender that: (a) it shall be the sole owner, free and clear of all Liens except Liens in favor of the Lender or otherwise permitted hereunder, of and fully authorized to sell, transfer, pledge and/or grant a security interest in each and every item of said collateral owned by it; (b) each Account shall be a good and valid account representing an undisputed bona fide indebtedness incurred or an amount indisputably owed by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto with respect to an absolute sale and delivery upon the specified terms of goods sold by the Company, or work, labor and/or services theretofore rendered by the Company; (c) no Account is or shall be subject to any defenses, offset, counterclaim, discount or allowance (as of the time of its creation) except as may be stated in the invoice relating thereto or discounts and allowances as may be customary in the Company's business; (d) none of the transactions underlying or giving rise to any Account shall violate any applicable state or federal laws or regulations, and all documents relating to any Account shall be legally sufficient under such laws or regulations and shall be legally enforceable in accordance with their terms; (e) to the best of its knowledge, each Customer, guarantor or endorser with respect to any Account is solvent and will continue to be fully able to pay all Receivables on which it is obligated in full when due; (f) all documents and agreements relating to Receivables shall be true and correct and in all respects what they purport to be; (g) to the best of its knowledge, all signatures and endorsements that appear on all documents and agreements relating to Receivables shall be genuine and all signatories and endorsers with respect thereto shall have full capacity to contract; (h) it shall maintain books and records pertaining to the collateral in such detail, form and scope as the Lender shall require; (i) it will immediately notify the Lender if any accounts arise out of contracts with the United States of America or any department, agency or instrumentality thereof, and, if required by the Lender, will execute any instruments and take any steps required by the Lender in order that all monies due or to become due under any such contract shall be assigned to the Lender and notice thereof given to the United States Government under the Federal Assignment of Claims Act; (j) it will, immediately upon learning thereof, report to the Lender any material loss or destruction of, or substantial damage to, any of the collateral, and any other matters affecting the value, enforceability or collectibility of any of the collateral; (k) if any amounts payable under or in connection with any Account is evidenced by a promissory note or other instrument, as such terms are defined in the Uniform Commercial Code, such promissory note or instrument shall be immediately pledged, endorsed, assigned and delivered to the Lender as additional collateral; (l) it shall not re-date any invoice or sale or make sales on extended dating beyond that customary in the industry;
         (m) all inventory to the extent produced by the Company has been or will be produced in accordance with the federal Fair Labor Standards Act of 1938, as amended, and the rules, regulations and orders thereunder; and (n) it is not nor shall it be entitled to pledge the Lender's credit on any purchases or for any purpose whatsoever.

         SECTION 10.04. Monthly Statement of Account. The Lender shall maintain, in accordance with its customary procedures, a loan account in the name of the Company ("Company's Account") in which shall be recorded the date and amount of each Loan made by the Lender and the date and amount of each payment in respect thereof; provided, however, the failure by the Lender to record the date and amount of any Advance shall not adversely affect the rights of the Lender. For each month, the Lender shall send to Company a statement showing the accounting for the Loans made, payments made or credited in respect thereof, and other transactions between the Lender and the Company, during such month. The monthly statements shall be deemed correct and binding upon Company in the absence of manifest error and shall constitute an account stated between the Lender and the Company unless Lender receives a written statement of the Company's specific exceptions thereto within thirty
         (30) days after such statement is delivered to the Company. The records of the Lender with respect to the loan account shall be prima facie evidence of the amounts of Loans and other charges thereto and of payments applicable thereto.

         SECTION 10.05. Collateral Custodian. Upon the occurrence and continuance of an Event of Default after the Compliance Date, the Lender may at any time and from time to time employ and maintain in the premises of the Company a custodian selected by the Lender who shall have full authority to do all acts necessary to protect the Lender's interests and to report to the Lender thereon. The Company hereby agree to cooperate with any such custodian and to do whatever the Lender may reasonable request to preserve the collateral. All costs and expenses incurred by the Lender by reason of the employment of the custodian shall be charged to the Company's Account and added to the Obligations."

         SECTION 10.06. Fees. The Company shall pay to the Lender, on demand, an agency fee and all other usual and customary fees and expenses which the Lender may incur in connection with the establishment and maintenance of the Lockbox and the Blocked Account of the Company.

3. Conditions of Effectiveness. This Amendment and Waiver shall become effective on the Effective Date so long as the Lender shall have received each of the following on or before such date:

         (a) this Amendment and Waiver, duly executed by the Company and the Guarantor;

         (b) a Second Note Modification Agreement duly executed by the Company in the form attached hereto as Exhibit 1;

         (c) a certificate of the Secretary of the Company certifying that attached thereto is a true and complete copy of the resolutions adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of this Amendment and Waiver.

4.       Miscellaneous.

         The amendments and waivers herein contained are limited specifically to the matters set forth above and for the specific instances and purposes for which given and do not constitute directly or by implication a waiver or amendment of any other provisions of the Credit Agreement or a waiver of any other Default or Event of Default.

         Capitalized terms used herein and not otherwise defined herein shall have the same meanings as defined in the Credit Agreement.

         Except as expressly amended or waived hereby, the Credit Agreement shall remain in full force and effect in accordance with the original terms thereof. The Credit Agreement is ratified and confirmed in all respects by the Company.

         The Company hereby represents and warrants that (a) after giving effect to this Amendment and Waiver, the representations and warranties in the Credit Agreement and the other Loan Documents are true and correct in all material respects as of the date hereof with the same effect as though such representations and warranties have been made on and as of such date, unless such representation is as of a specific date, in which case, as of such date,
(b) after giving effect to this Amendment and Waiver, no Default or Event of Default has occurred and is continuing, and (c) the Company is currently insured under, and has paid all premiums with respect to, its credit insurance policy with the Export-Import Bank of the United States.

         Should there be a request for further waivers or amendments with respect to the covenants described in paragraph 1 hereof or any other covenants, such request shall be evaluated by the Lender when formally requested, in writing, by the Company, and the Lender may deny any such request for any reason in its sole discretion.

         This Amendment and Waiver may be executed in one or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one amendment and waiver.

         THIS AMENDMENT AND WAIVER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

         This Amendment and Waiver shall constitute a Loan Document.


                      [the next page is the signature page]

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment and Waiver to be duly executed as of the day and year first above written.


                                            GLOBAL PAYMENT TECHNOLOGIES, INC.


                       By:_______________________________
                       Name: Thomas Oliveri
                       Title: President, Chief Operating Officer and Director


                       By:_______________________________
                       Name: Thomas McNeill
                       Title: Vice President, Chief Financial Officer and
                              Principal Accounting Officer


                       JPMORGAN CHASE BANK


                       By:_______________________________
                       Name:  Gev Nentin
                       Title:   Managing Director



                                 ACKNOWLEDGMENT

         The undersigned, not a party to the Credit Agreement but a Guarantor, hereby acknowledges and agrees to the terms of this Waiver and Amendment and confirms that its Guaranty is in full force and effect.

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         ABACUS FINANCIAL MANAGEMENT SYSTEMS LTD., USA
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         By:____________________________________
              Name:
              Title:


         By:____________________________________
              Name:
              Title:
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



                                    EXHIBIT 1

                       SECOND NOTE MODIFICATION AGREEMENT

         THIS AGREEMENT, made as of December 23, 2003, by and between GLOBAL PAYMENT TECHNOLOGIES, INC., a Delaware corporation (the "Borrower"), and JPMORGAN CHASE BANK, a New York banking corporation (the "Lender").

                                    RECITALS

         A. Pursuant to an Amended and Restated Credit Agreement dated as of September 10, 2002 by and between the Borrower and the Lender (as amended, restated, supplemented or modified, the "Credit Agreement"), the Borrower executed and delivered to the Lender an Amended and Restated Revolving Credit Note dated September 10, 2002 (as previously modified by the First Note Modification Agreement dated as of May 14, 2003, the "Revolving Credit Note").

         B. The Borrower and the Lender desire to amend the Revolving Credit Note as set forth herein.

         NOW THEREFORE, the Borrower and the Lender agree as follows:

         1. The principal amount of "$2,000,000" in the heading of the Revolving Credit Note is hereby deleted and the amount of "$1,200,000" is substituted in place thereof.

         2. The reference to the principal amount of "TWO MILLION DOLLARS ($2,000,000)" contained in the first paragraph of the Revolving Credit Note is hereby deleted and the phrase "ONE MILLION TWO HUNDRED THOUSAND DOLLARS ($1,200,000)" is substituted in place thereof.

         3. Except as expressly amended hereby, the Revolving Credit Note shall remain in full force and effect in accordance with the terms thereof. The amendment herein contained is limited specifically to the matter set forth above and does not constitute directly or by implication an amendment or waiver of any other provision of the Revolving Credit Note.

         4. This Agreement may be executed in two or more counterparts each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.



                      [the next page is the signature page]


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         IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the day and year first above written.

                         JPMORGAN CHASE BANK


                        By:_____________________________
                        Name:  Gev Nentin
                        Title:    Managing Director

                         GLOBAL PAYMENT TECHNOLOGIES, INC.


                        By:_____________________________
                        Name: Thomas Oliveri
                        Title: President, Chief Operating Officer and Director


                        By:_____________________________
                        Name: Thomas McNeill
                        Title: Vice President, Chief Financial Officer and
                               Principal Accounting Officer






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